Exhibit 99.1

Exhibit 99.1
Neuronetics Announces Preliminary Revenue for Third Quarter 2021

MALVERN, Pa., October 12, 2021 (GLOBE NEWSWIRE) -- Neuronetics, Inc. (NASDAQ: STIM), a commercial-stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today provided preliminary revenue results for the third quarter of 2021.

The Company expects total revenue for the third quarter to be approximately $13.8 million, compared to previously issued guidance of $15.0 million to $16.0 million. The Company now expects full-year revenue to be in the range of $53.3 million to $54.3 million.

“Our third quarter revenue came in lower than anticipated primarily due to our new sales team requiring additional time to get to full productivity as a result of extended sales cycles driven in part by the uncertain Covid-19 environment.  Despite the uncertainty in the market, we have continued to make solid progress on our strategic initiatives to drive future growth," said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Specifically, in the third quarter, we hosted a second successful NeuroStar Summit while continuing the implementation of a variety of digital and social marketing campaigns to drive awareness.  In addition, we launched a new program that helped identify over 500 patients within existing customer practices who are candidates for NeuroStar therapy. Lastly, we continue to have a productive dialogue with the FDA on potential label expansion and new indications. Timing obviously is outside our control, but we definitely feel like we’re moving in the right direction.”

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from neurohealth conditions. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder in adults with over four million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

Investor Contact: Mike Vallie or Mark Klausner Westwicke Partners 443-213-0499 ir@neuronetics.com Media Contact: EvolveMKD 646.517.4220 NeuroStar@evolvemkd.com